SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: December 21, 1999


                             MEDICAL DYNAMICS, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                         Commission file number: 0-8632

          Colorado                                             84-0631765
          --------                                             ----------
(State or other jurisdiction of                               (IRS Employer
incorporation or organization)                            Identification Number)


                             99 Inverness Drive East
                            Englewood, Colorado 80112
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (303) 790-2990

                                 not applicable
                  former name or former address, if applicable

Item 5. Other Events.

     Medical Dynamics, Inc. (Nasdaq SmallCap-MEDY), a nationwide provider of dental practice management software and integrated technology solutions, today announced it has completed a definitive merger agreement with InfoCure Corporation (Nasdaq-INCX) by which InfoCure will acquire all outstanding Medical Dynamics common stock in exchange for InfoCure common stock.

     Upon completion of the merger, one current share of Medical Dynamics common stock will convert to .05672 shares of InfoCure common stock. This conversion ratio will be subject to certain adjustments to the extent the price of InfoCure common stock in the public market increases above $22.04 per share or decreases below $13.22 per share. The merger is subject to approval by Medical Dynamics shareholders at a meeting which will be called pursuant to a proxy statement, expected to be included as part of a Form S-4 registration statement to be filed by InfoCure.

     The definitive agreement replaces a letter of intent between the two companies that called for Medical Dynamics to exchange approximately 60% of its outstanding common stock for InfoCure's KComp general dental practice business and $2 million in cash.

     Certain statements contained in this report may be forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks including, but not limited to, future economic conditions, competitive products and pricing, new product development, the delivery of products under existing contracts and other factors.

Item 7.  Financial Statements and Exhibits

     a.   Not applicable.

     b.   Not applicable.

     c.   Exhibits

          1. Agreement and Plan of Merger by and between Medical Dynamics, Inc., CADI Acquisition Corporation., and InfoCure Corporation dated as of December 21, 1999.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               MEDICAL DYNAMICS, INC.

December 21, 1999                              By: /s/ Van A. Horsley
                                                   -----------------------------
                                                       Van A. Horsley, President